Exhibit 10.60

Confidential material appearing in this document has been omitted and filed separately with the Securities and Exchange Commission in accordance with Rule 24b-2, promulgated under the Securities and Exchange Act of 1934, as amended.  Omitted information has been replaced with asterisks.

EQUIPMENT LEASE AGREEMENT

This EQUIPMENT LEASE AGREEMENT (“Agreement”) is made and entered into as of May 1, 2010, by and between GK FINANCING, LLC, a California limited liability company (“GKF”), and FORT SANDERS REGIONAL MEDICAL CENTER, a Tennessee not for profit corporation (“Medical Center”), with reference to the following facts:

RECITALS

A.           GKF intends to purchase a Leksell Stereotactic Gamma Knife Perfexion Unit (the “Equipment”) which it will acquire from Elekta Instruments, Inc., a Georgia corporation (“Elekta”).

B.           Medical Center wishes to lease the Equipment from GKF, and GKF is willing to lease the Equipment to Medical Center, upon the terms, covenants, conditions and agreements set forth in this Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, conditions and agreements set forth herein, and for such other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.           Lease.  Subject to and in accordance with the covenants and conditions set forth in this Agreement, GKF hereby leases to Medical Center, and Medical Center hereby leases from GKF, the Equipment.  The Equipment to be leased to Medical Center pursuant to this Agreement shall be the Leksell Gamma Knife Perfexion, including all standard hardware and software related thereto.

2.           LGK Agreement.  Simultaneously with the execution of this Agreement, Medical Center and Elekta shall enter into that certain Leksell Gamma Knife End User Agreement pertaining to the Equipment (the “LGK Agreement”), a copy of which is attached hereto as Exhibit A.  Medical Center shall perform, satisfy and fulfill all of its obligations arising under the LGK Agreement when and as required thereunder.  Medical Center acknowledges that GKF is a third party beneficiary of the LGK Agreement and, in that capacity, GKF shall be entitled to enforce Medical Center’s performance, satisfaction and fulfillment of its obligations thereunder.

3.           Term of the Agreement.  The initial term of this Agreement (the “Term”) shall commence as of the date hereof and, unless earlier terminated or extended in accordance with the provisions of this Agreement, shall continue for a period of ten (10) years following the performance of the first “Procedure” (as defined in Section 8 below) performed on the Equipment (the “First Procedure Date”) at the Site.  Medical Center’s obligation to make the “Lease Payments” to GKF for the Equipment as defined and described in Section 8 below shall commence as of the First Procedure Date.

4.           Certificate of Need; User License.

4.1           GKF acknowledges that Medical Center will require a certificate of need (“CON”) issued by the Tennessee Health Services and Development Agency in order to install and operate the Equipment at the Site.  As soon as reasonably possible following the date of this Agreement, Medical Center shall apply for and use commercially reasonable efforts to obtain in a timely manner a CON for the installation and use of the Equipment at the Site.  The application for the CON shall be prepared in coordination with GKF which shall review the application, and the parties shall amend any inaccuracies identified prior to submission. The CON shall be filed and owned by Medical Center.  It is understood that Baptist Hospital of East Tennessee (“Baptist”) has previously been issued a CON for the provision of Gamma Knife services, but intends to relinquish its CON upon the issuance of Medical Center’s CON.  The parties acknowledge that, in applying for the CON, the objective will be to maintain the continuity of Gamma Knife services provided to the community with the least down time due to the CON application process.  Pursuant to Section 6.8 below, in the event Medical Center’s application for a CON is denied, this Agreement shall automatically terminate and all parties shall be released from the further performance of any obligations or duties arising under this Agreement.

4.2           Medical Center shall, at its sole cost and expense, apply for and obtain in a timely manner a User License from the Nuclear Regulatory Commission and, if necessary, from the applicable state agency authorizing it to take possession of and maintain the Cobalt supply required in connection with the use of the Equipment during the term of this Agreement.  Medical Center also shall, at its sole cost and expense, apply for and obtain in a timely manner all other licenses, permits, approvals, consents and authorizations which may be required by state or local governmental or other regulatory agencies for the development, construction and preparation of the Site, the charging of the Equipment with its Cobalt supply, the conduct of acceptance tests with respect to the Equipment, and the use of the Equipment during the Term, as more fully set forth in Article 2.1 of the LGK Agreement.  Upon request, Medical Center shall provide GKF with true and correct copies of any and all such licenses, permits, approvals, consents and authorizations.

5.           Delivery of Equipment; Site.

5.1           GKF shall coordinate with Elekta and Medical Center to have the Equipment delivered to Medical Center at 1901 W Clinch Ave, Knoxville, Tennessee (the “Site”) on or prior to the delivery date agreed upon by Medical Center and GKF.  GKF will use commercially reasonable efforts to cause Elekta to deliver the Equipment to the Site on such delivery date, provided that GKF shall have no liability for any delays in delivery.

5.2           Medical Center, at its cost and expense, shall provide a safe, convenient Site for the Equipment in accordance with Elekta's guidelines, specifications, technical instructions and site planning criteria (which site planning criteria are attached as Exhibit E to the LGK Agreement) (collectively the "Site Planning Criteria"). The location of the Site has previously been approved by GKF.

6.           Site Preparation and Installation of Equipment.

6.1           Medical Center, at its cost and expense, shall prepare all plans and specifications required to prepare, construct and improve the Site for the installation, use and operation of the Equipment during the Term. The plans and specifications (i) shall be subject to prior written approval by Elekta and GKF, which approval shall not be unreasonably withheld or delayed; (ii) shall comply in all respects with the Site Planning Criteria; and (iii) to the extent required by applicable law, shall be submitted to all applicable state and federal agencies for their review and approval.  Medical Center, at its cost and expense, shall obtain and maintain all permits, certifications, approvals or authorizations required by applicable federal, state or local laws, rules or regulations necessary to prepare, construct and improve the Site for the installation, use and operation of the Equipment as provided above during the term of this Agreement.

6.2           Based upon the plans and specifications approved by GKF and Elekta, Medical Center, at its cost and expense, shall prepare, construct and improve the Site as necessary for the installation, use and operation of the Equipment during the Term, including, without limitation, providing all temporary or permanent shielding required for the charging of the Equipment with the Cobalt supply and for its subsequent use, selecting and constructing a proper foundation for the Equipment and the temporary or permanent shielding, aligning the Site for the Equipment, and installing all electrical and HVAC systems and other wiring required for the Equipment.  In connection with the construction of the Site, Medical Center, at its cost and expense, shall select, purchase and install all radiation monitoring equipment, devices, safety circuits and radiation warning signs required at the Site in connection with the use and operation of the Equipment, all in accordance with applicable federal, state and local laws, rules, regulations or custom..

6.3           In addition to construction and improvement of the Site, Medical Center, at its cost and expense, shall be responsible for the installation of the Equipment at the Site, including the positioning of the Equipment on its foundation at the Site in compliance with the Site Planning Criteria.

6.4           Medical Center warrants and ensures that upon completion of preparation, construction, and improvement of the Site including the positioning of the Equipment on its foundation at the Site and installation of the Equipment, (a) the Site shall comply in all material respects with the Site Planning Criteria and all applicable federal, state and local laws, rules and regulations, and (b) with respect to those portions of the Site that are not addressed by the Site Planning Criteria, the Site shall be safe and suitable for the ongoing use and operation of the Equipment during the Term.

6.5           Medical Center shall use commercially reasonable efforts to satisfy its obligations under this Section 6 in a timely manner.  Medical Center shall keep GKF informed on a regular basis of its progress in the design of the Site, the preparation of plans and specifications, the construction and improvement of the Site, and the satisfaction of its other obligations under this Section 6.  Medical Center shall use commercially reasonable efforts to complete all construction and improvement of the Site required for the installation, positioning and testing of the Equipment on or prior to the delivery date described in Section 5.1 above.  If the Site is not complete as of the delivery date described in Section 5.1 above plus a sixty (60) day grace period (other than by reasons of force majeure as provided in Section 25.16 below or due to a delay in the issuance of any required approvals by applicable governmental entities that is not the result of any fault or delay by Medical Center) (the "late completion date"), Medical Center shall reimburse GKF for its out-of-pocket financing costs incurred with respect the Equipment at the Bank of America prime interest rate (which rate is sometimes referred to by the Bank as its "reference rate") plus 2% based upon GKF's cost of the Equipment for the period between the late completion date and the date that the Site is completed to the extent necessary to allow for the installation, positioning and testing of the Equipment.

6.6           During the Term, Medical Center, at its cost and expense, shall maintain the Site in a good working order, condition and repair, reasonable wear and tear excepted.

6.7           Neither the review and approval by GKF and/or Elekta of Site plans, specifications and/or positioning plans, nor the construction of any other Site preparation, shall relieve Medical Center for liability for damages to the Equipment caused by the failure to comply with applicable federal, state or local laws or regulations, including building codes, or those portions of the Site Planning Criteria relating to the load bearing capacity of the floor of the treatment room and to radiation protection, and no contributory negligence shall be asserted by Medical Center with respect thereto.

6.8           If Medical Center has in good faith pursued, but has been denied the issuance of all necessary governmental approvals for the acquisition of the Equipment and construction of all necessary Site improvements, then, Medical Center may terminate this Agreement upon written notice to GKF.

           7.           Marketing Support.

7.1           Not less than ninety (90) days prior to the First Procedure Date and the commencement of each succeeding twelve (12) month period during the Term, GKF and Medical Center shall jointly develop an annual marketing plan, budget and timeline for the clinical service to be supported by the Equipment for the succeeding twelve (12) month period of the Term (the “Plan”), which Plan shall be implemented by Medical Center with the support of GKF, based on the approved budget and timeline.  The Plan shall require the approval of both GKF and Medical Center; however, neither party’s approval of such Plan shall be unreasonably withheld or delayed.  If Medical Center has not approved or disapproved the same within thirty (30) days following its receipt, Medical Center shall be deemed to have approved the same.  Medical Center and GKF shall discuss the Plan on a regular basis not less than once per quarter.  Funds expended by Medical Center and/or GKF in accordance with the Plan shall be deemed “Medical Center’s Direct Operating Expenses” and/or GKF’s Direct Operating Expenses,” respectively, and shall be reimbursed to the applicable party from the “Gross Technical Component Collections” (as such quoted terms are defined in Section 8 below); provided that (a) if the Gross Technical Component Collections during any month are insufficient to cover Medical Center’s Direct Operating Expenses, then, within thirty (30) days following the determination of the shortfall, GKF shall reimburse Medical Center for the shortfall and such amount so reimbursed by GKF shall be deemed to be GKF’s Direct Operating Expenses and shall be carried forward until reimbursed to GKF from future Gross Technical Component Collections; and (b) each party shall submit to the other upon request invoices (together with documentary evidence supporting the invoices) for their respective marketing expenditures paid to unrelated third parties that are included in the Plan.  It is anticipated that the annual marketing budget will be approximately * in the aggregate. Any marketing efforts conducted independently by Medical Center shall be at Medical Center’s expense, and subject to coordination with GKF.  It is acknowledged by the parties that such expenses to be reimbursed by GKF as provided in this Section have been included in GKF’s calculation of the Lease Payments so as to allow GKF to recover such GKF expenses during the Term of this Agreement.

7.2           The Gamma Knife program at the Medical Center (the “Program”) shall be given a name mutually agreed to by GKF and Medical Center.  All communications to the public regarding the Program may identify the Program as being associated with GKF and Medical Center, provided that all such communications are in accordance with the communications and marketing plan adopted or approved by Medical Center and GKF.  Medical Center shall use commercially reasonable efforts to promote the Program and to encourage the use thereof by the public and medical community.

8.           Lease Payments.

8.1           The parties acknowledge that the compensation payable to GKF for the Equipment as set forth in this Agreement has been negotiated by the parties at arm’s length based upon reasonable and jointly derived assumptions regarding the capacity for clinical services available from the Equipment, Medical Center’s capabilities in providing high quality radiation oncology services, market dynamics, GKF’s risk in providing the Equipment, and the provision to GKF of a reasonable rate of return on its investment in support of the Equipment.  Based thereon, the Parties believe that the Lease Payments represent fair market value for the use of the Equipment, marketing support, maintenance and service, personal property taxes, cost of insurance coverage for the Equipment, and the other additional services and costs to be provided or paid for by GKF pursuant to this Agreement.  Medical Center undertakes no obligation to perform any minimum number of procedures on the Equipment, and the use of the Equipment for the performance of procedures is wholly based upon the independent judgment of physicians who order such procedures to meet the medical needs of their patients.

8.2           In consideration for and as compensation to GKF for the lease of the Equipment to Medical Center pursuant to this Agreement, Medical Center shall pay to GKF, on a monthly basis, the applicable “Lease Payments” (as defined below) for each "Procedure" that is performed by Medical Center or its representatives or affiliates, whether on an inpatient or outpatient basis, and irrespective of whether the Procedure is performed on the Equipment or using any other equipment or devices.  As used herein:

(a)           “Lease Payments” shall be equal to * of the “Net Technical Component Collections” for the applicable period relating to each Procedure performed using the Equipment and/or any other equipment or devices during the Term of this Agreement.

(b)           “Net Technical Component Collections” shall mean the *.

(c)           “Gross Technical Component Collections” means the total amount actually collected (less any uncontested returns or refunds) by Medical Center or its representatives or affiliates during each month from any and all payor sources, including, without limitation, patients, insurance companies, state or federal government programs or any other third party payors, including, without limitation, all copayments and deductibles, as reimbursement for the technical component of all services (including, but not limited to, treatment planning and delivery) pertaining to each Procedure performed on the Equipment and/or any other equipment or devices during the term of this Agreement.  Prior to setting, revising or implementing the amount of any technical fees to be billed by Medical Center and/or accepting any technical fee component amounts with third party payors relating to the Equipment, Medical Center shall furnish the applicable fee or reimbursement rate information to GKF for GKF’s review and comment, and the parties shall consult with each other regarding the same; provided that Medical Center shall have the ultimate authority to determine the amount of such fees.  Both parties agree they will utilize their commercially reasonable efforts to maximize revenues from the Gamma Knife program; provided, however, GFK acknowledges and agrees that Medical Center may perform Procedures on patients who qualify under Medical Center’s guidelines for free or reduced cost care regardless of such patients’ ability to pay.

(d)           "GKF's Direct Operating Expenses” shall equal *.

(f)           "Medical Center's Direct Operating Expenses" shall be *.

(g)           "Procedure" means any treatment that involves stereotactic, external, single fraction, conformal radiation, commonly called radiosurgery, that may include one or more isocenters during the patient treatment session, delivered to any site(s) superior to the foramen magnum.

(h)           "Total Site Improvement Cost" means Medical Center's cost to prepare the Site and install the Equipment in accordance with Section 6 above, plus Medical Center's cost to obtain any needed regulatory approvals for the Program.

8.3           Within ten (10) days after the last day of each month (or portion thereof) during the term of this Agreement, (a) Medical Center shall inform GKF in writing as to (i) the number of Procedures performed during that month utilizing the Equipment (and, if applicable, any other equipment or devices); and (ii) the Gross Technical Component Collections during that month; and (b) each party shall inform the other party in writing as to such party's respective Direct Operating Expenses relating to that month which shall be determined in good faith in accordance with Generally Accepted Accounting Principles (“GAAP”) consistently applied and the terms of this Agreement.  Notwithstanding anything to the contrary contained in this Agreement, neither party shall have the right to recover its Direct Operating Expenses that are known (or reasonably should have been known) but are submitted more than six (6) months after being incurred by such party.  Medical Center shall submit claims for reimbursement to the appropriate payors for each Procedure within ten (10) business days after the patient receiving the treatment is discharged.  If no Gross Technical Component Collections are received during any month, then, no Lease Payments shall be owing by Medical Center to GKF for that month, subject however, to each party’s right to recover its respective Direct Operating Expenses as set forth in Section 8.5 below.

8.4           During the Term of this Agreement, Medical Center shall, by the twenty-fifth (25th) day of each month, remit GKF’s aggregate Lease Payment, together with GKF's Direct Operating Expenses, for the immediately preceding month, and, for a period of twenty-five (25) months following the termination or expiration of this Agreement (the “Collections Run-Out Period”), Medical Center shall, by the twenty-fifth (25th) day of each such month, continue to remit GKF’s aggregate Lease Payment pertaining to Gross Technical Component Collections received during the Collections Run-Out Period (which Lease Payments during the Collections Run Out Period shall be calculated without deduction for any Direct Operating Expenses, unless such Direct Operating Expenses were carried forward from, and relate to, any period prior to the termination or expiration of the Agreement).  All or any portion of any Lease Payment and/or GKF’s Direct Operating Expenses which are not paid in full within thirty (30) days after its due date shall bear interest at the rate of one and one-half percent (1.50%) per month (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) until the unpaid Lease Payment and/or GKF’s Direct Operating Expenses, together with all accrued interest thereon are paid in full.  If GKF shall at any time accept any Lease Payment and/or GKF’s Direct Operating Expenses from Medical Center after it shall become due, such acceptance shall not constitute or be construed as a waiver of any or all of GKF’s rights under this Agreement, including the rights of GKF set forth in Section 19 hereof.

8.5           Notwithstanding the foregoing, with respect to any month for which Gross Technical Component Revenues are equal to or less than the sum of each party's respective Direct Operating Expenses, such Gross Technical Component Revenues shall be used to pay the pro rata portion of Medical Center's Direct Operating Expenses and GKF's Direct Operating Expenses (which portion shall be equal to the proportion that each party's Direct Operating Expenses bears to the whole).  Any shortfall in the reimbursement of each party's Direct Operating Expenses shall be carried over to the next month(s) and shall be paid in full from Gross Technical Component Revenues prior to the payment of any Lease Payment to GKF.

8.6           Within thirty (30) days after the close of each month, Medical Center shall provide GKF with a written report indicating the status of billings and collections for each Procedure performed during that month using the Equipment and/or any other equipment or devices, including, without limitation, the amount of the claim submitted and the amount received for each such Procedure.  Upon request by GKF, Medical Center shall furnish to GKF information regarding reimbursement rates from any or all payor sources for Procedures (applicable to procedures performed either on an inpatient or outpatient basis).  If such reimbursement rates should change at any time or from time to time after the date hereof, in each instance, Medical Center shall provide written notice thereof to GKF within five (5) days of Medical Center receiving notice thereof.

8.7           Inspection of Records.  Throughout the initial Term and any successive terms, and thereafter until final settlement of all amounts owed to or claimed by either party under this Agreement, each party, at its own expense, shall have the right upon request and from time-to-time, to inspect, audit and copy the other party's books and records which relate to the accounting for and calculation of Gross Technical Component Revenues, Net Technical Component Revenues, and each party’s respective Direct Operating Expenses; provided that any patient names or identifiers shall not be disclosed.

8.8           Reimbursement Rate for Gamma Knife Procedures.  Medical Center shall use commercially reasonable efforts to renegotiate Medical Center's existing managed care contracts to include coverage for stereotactic radiosurgery services utilizing the Equipment to be provided through the Program and to include in new managed care contracts provisions covering such services.  It is understood that certain Procedures may be performed on the Equipment for research or charity purposes. The parties shall mutually agree in advance as to the number of research procedures that will be performed.

8.9           Survival.  The provisions of this Section 8 shall survive the termination or expiration of this Agreement.

9.           Use of the Equipment.

9.1           The Equipment shall be used by Medical Center only at the Site and shall not be removed therefrom.  Medical Center shall use the Equipment only in the regular and ordinary course of Medical Center’s business operations and only within the capacity of the Equipment as determined by Elekta’s specifications.  Medical Center shall not use nor permit the Equipment to be used in any manner nor for any purpose which the Equipment is not designed or reasonably suitable as determined by Elekta or GKF.

9.2           This is an agreement of lease only.  Nothing herein shall be construed as conveying to Medical Center any right, title or interest in or to the Equipment, except for the express leasehold interest granted to Medical Center for the Term.  All Equipment shall remain personal property (even though said Equipment may hereafter become attached or affixed to real property) and the title thereto shall at all times remain exclusively in GKF.

9.3           During the Term, upon the request of GKF, Medical Center shall promptly affix to the Equipment in a prominent place, or as otherwise directed by GKF, labels, plates, insignia, lettering or other markings supplied by GKF indicating GKF’s ownership of the Equipment, and shall keep the same affixed for the entire Term.  Medical Center hereby authorizes GKF to cause this Lease or any statement or other instrument showing the interest of GKF in the Equipment to be filed or recorded, or refiled or re-recorded, with all governmental agencies considered appropriate by GKF, at GKF’s cost and expense.  Medical Center also shall promptly execute and deliver, or cause to be executed and delivered, to GKF any statement or instrument requested by GKF for the purpose of evidencing GKF’s interest in the Equipment, including financing statements and waivers with respect to rights in the Equipment from any owners or mortgagees of any real estate where the Equipment may be located.

9.4           At Medical Center’s cost and expense, Medical Center shall (a) protect and defend GKF’s ownership of and title to the Equipment from and against all persons claiming against or through Medical Center, (b) at all times keep the Equipment free from any and all liens, encumbrances, attachments, levies, executions, burdens, charges or legal processes imposed against Medical Center, and (c) give GKF immediate written notice of any matter described in clause (b).

10.           Additional Covenants of Medical Center.  In addition to the other covenants of Medical Center contained in this Agreement, Medical Center shall, at its cost and expense.

10.1           Provide properly trained, technical and support personnel and supplies required for the proper performance of Procedures utilizing the Equipment.  The cost of technical and support personnel (non-physician) and supplies required for the proper performance of Procedures utilizing the Equipment only (but not for any other equipment or devices) shall be reimbursed to Medical Center from Gross Technical Component Revenues as Medical Center’s Direct Operating Expenses.  In this regard, Medical Center shall use commercially reasonable efforts to maintain on staff a minimum of two (2) Gamma Knife trained teams comprised of neurosurgeons, radiation oncologists and physicists. Medical Center represents that the Gamma Knife shall be available for use by all physicians who have obtained clinical privileges to perform Gamma Knife procedures at Medical Center, and that credentialing for the use of the Gamma Knife shall not be closed at any time during the Term of this Agreement.

10.2           Direct, supervise and administer the provision of all Medical Center services relating to Gamma Knife Procedures in accordance with all applicable laws, rules and regulations.

10.3           Use commercially reasonable efforts to keep and maintain the Equipment and the Site fully protected, secure and free from unauthorized access or use by any person.

10.4           Operate a fully functional radiation therapy department at the Site which shall include the Equipment.

11.           Additional Covenants of GKF.  In addition to the other covenants of GKF contained in this Agreement, GKF, at its cost and expense, shall:

11.1           Use commercially reasonable efforts to require Elekta to meets its contractual obligations to GKF and Medical Center upon delivery of the Equipment and put the Equipment, as soon as reasonably possible, into good, safe and serviceable condition and fit for its intended use in accordance with the manufacturer’s specifications, guidelines and field modification instructions.

11.2           Cause Medical Center to enjoy the quiet enjoyment and use of the Equipment, free of the rights of any other persons except for those rights reserved by GKF or granted to Elekta under the LGK Agreement or the Purchase Agreement or to the lender pursuant to Section 14 below.

11.3           GKF and Medical Center shall mutually select an individual to be located at the Site to provide Gamma Knife administrative and marketing support services.  This individual’s duties shall include but not be limited to (i) scheduling Gamma Knife patients and coordinating professional and technical personnel and support services to perform said Gamma Knife treatment; (ii) verifying patient insurance; and (iii) assisting with marketing activities on an as needed basis.  This individual shall be provided by the Medical Center and the cost of the individual shall be reimbursed as Medical Center’s Direct Operating Expenses.

12.           Maintenance of Equipment; Damage or Destruction of Equipment.

12.1           During the Term and except as otherwise provided in this Agreement, GKF, at its cost and expense, shall (a) maintain the Equipment in good operating condition and repair, reasonable wear and tear excepted, and (b) maintain in full force and effect a Service Agreement with Elekta and any other service or other agreements required to fulfill GKF's obligation to repair and maintain the Equipment under this Section 12.  Medical Center shall promptly notify GKF in the event of any damage or destruction to the Equipment or of any required maintenance or repairs to the Equipment, regardless of whether such repairs or maintenance are covered or not covered by the Service Agreement.  GKF shall pursue all remedies available to it under the Service Agreement and under any warranties made by Elekta with respect to the Equipment so that the Equipment will be free from defects in design, materials and workmanship and will conform to Elekta's technical specifications concerning the Equipment.

12.2           GKF and Elekta shall have the right to access the Equipment for the purpose of inspection and the performance of repairs at all reasonable times, upon reasonable advance notice and with a minimum of interference or disruptions to Medical Center’s regular business operations.

12.3           Medical Center shall be liable for any damage to or destruction of the Equipment caused by the misuse, improper use, or other intentional and wrongful or negligent acts or omissions of Medical Center’s officers, employees, agents, and contractors.  In the event the Equipment is damaged as a result of the misuse, improper use, or other intentional and wrongful or negligent acts or omissions of Medical Center’s officers, employees, agents and contractors (other than GKF and Elekta), to the extent such damage is not covered by the Service Agreement or any warranties or insurance, GKF may service or repair the Equipment as needed and the cost thereof shall be paid by Medical Center to GKF immediately upon written request, together with interest thereon at the rate of one and one-half percent (1.50%) per month (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) and reasonable attorneys' fees and costs incurred by GKF in collecting such amount from Medical Center.  Any work so performed by GKF shall not deprive GKF of any of its rights, remedies or actions against Medical Center for such damages.

12.4           If the Equipment is rendered unusable as a result of any failure of, physical damage to or destruction of the Equipment, Medical Center shall give GKF written notice thereof.  GKF shall determine, within thirty (30) days after it is given written notice of such damage or destruction, whether the Equipment can be repaired.  Subject to Section 12.3 above, in the event GKF determines that the Equipment cannot be repaired, at the election of GKF in GKF’s sole and absolute discretion, (a) GKF, at its cost and expense, may replace the Equipment as soon as reasonably possible taking into account the availability of replacement equipment from Elekta, Elekta’s other then existing orders for equipment, and the then existing limitations on Elekta’s manufacturing capabilities, provided that any such replacement equipment shall be capable of performing the same types of procedures as the Equipment and shall have equal or greater functionality as the Equipment in effect as of the time of such damage or destruction, (b) the Term of this Agreement shall be extended for the period of time the Equipment is unusable, and (c) this Agreement shall continue in full force and effect as though such damage or destruction had not occurred.  In the event GKF determines that the Equipment can be repaired, GKF shall cause the Equipment to be repaired as soon as reasonably possible thereafter.  Medical Center shall fully cooperate with GKF to effect the repair or replacement of the Equipment (including, without limitation, providing full access to the Site) following the damage or destruction thereof.

13.           Alterations and Upgrades to Equipment.  Medical Center shall not make any modifications, alterations or additions to the Equipment (other than normal operating accessories or controls) without the prior written consent of GKF.  Medical Center shall not, and shall not permit any person other than representatives of Elekta or any other person authorized by GKF to, effect any inspection, adjustment, preventative or remedial maintenance, or repair to the Equipment without the prior written consent of GKF.  All modifications, alterations, additions, accessories or operating controls incorporated in or affixed to the Equipment (herein collectively called “additions” and included in the definition of “Equipment”) shall become the property of the GKF upon termination of this Agreement.  The necessity for modifications, additions or upgrades to the Equipment, including the reloading of the Cobalt-60 source, shall be as mutually agreed upon by GKF and Medical Center, and the financial responsibility for such modifications, additions and upgrades (excluding repairs, which pursuant to Section 12.1 and subject to Section 12.3, are GKF’s responsibility) shall be paid * by GKF and * by Medical Center.

14.           Financing of Equipment by GKF.  GKF, in its sole discretion, may finance the Equipment.  Financing may be in the form of an installment loan, a capitalized lease or other commercially available debt or financing instrument.  If GKF finances the Equipment through an installment loan, GKF shall be required to provide the Equipment as collateral for the loan.  If GKF finances the Equipment through a capitalized lease, title shall vest with the lessor until such time as GKF exercises its buy-out option under the lease, if any.  If required by the lender, lessor or other financing entity (the “Lender”), GKF may assign its interest under this Agreement as security for the financing.  Medical Center’s interest under this Agreement shall be subject to the interests of the Lender and Medical Center shall execute such documentation as the Lender shall reasonably require in furtherance of this Section; provided, however, (a) such assignment shall not relieve GKF of its obligation to Medical Center under this Agreement; and (b) so long as no event of default has occurred and is then continuing (and no event has occurred which with the giving of notice and/or the lapse of time would constitute an event of default) under the Lender financing, Lender will not disturb Medical Center’s quiet use and enjoyment of the Equipment subject to the terms and conditions of the Lender financing.

15.           Taxes.  GKF shall pay all sales or use taxes imposed or assessed in connection with the purchase of the Equipment and all personal property and franchise taxes imposed, levied or assessed on the ownership and possession of the Equipment during the Term.  All other taxes, assessments, licenses or other charges imposed, levied or assessed on the Equipment during the Term shall be paid by Medical Center before the same shall become delinquent, whether such taxes are assessed or would ordinarily be assessed against GKF or Medical Center; provided, however, Medical Center shall not be required to pay any federal, state or local income, franchise, corporation or excise taxes imposed upon GKF’s net income realized from the lease of the Equipment.  In case of a failure by Medical Center to pay any taxes, assessments, licenses or other charges when and as required under this Section, GKF may (in GKF’s sole and absolute discretion) pay all or any part of such taxes, in which event the amount paid by GKF shall be immediately payable by Medical Center to GKF upon written request together with interest thereon at the rate of at the rate of one and one-half percent (1.50%) per month (or the maximum monthly interest rate permitted to be charged by law between an unrelated, commercial borrower and lender, if less) and reasonable attorneys' fees and costs incurred by GKF in collecting such amount from Medical Center.  Medical Center represents that it is a tax-exempt corporation under Section 501(a) and 501(c)(3) of the Internal Revenue Code of the United States, as amended, and under applicable laws of the State of Tennessee.  The State of Tennessee tax-exempt number for Medical Center is 100147226.  Medical Center shall use commercially reasonable efforts to take all actions required to cause this Agreement to be treated as a tax-exempt transaction; provided that any failure to do so shall not result in any penalties imposed upon Medical Center and/or entitle Medical Center to terminate this Agreement.

16.           No Warranties by GKF.  Medical Center warrants that as of the First Procedure Date, it shall have (a) thoroughly inspected the Equipment, (b) determined that the Equipment is consistent with the size, design, capacity and manufacture selected by it, and (c) satisfied itself that to the best of its knowledge the Equipment is suitable for Medical Center’s intended purposes and is good working order, condition and repair at the time of acceptance.  GKF SUPPLIES THE EQUIPMENT UNDER THIS AGREEMENT IN ITS “AS IS” CONDITION.  GKF, NOT BEING THE MANUFACTURER OF THE EQUIPMENT OR THE MANUFACTURER’S AGENT, MAKES NO WARRANTY OR REPRESENTATION, EITHER EXPRESSED OR IMPLIED, AS TO THE EQUIPMENT’S MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE, DESIGN, CONDITION, DURABILITY, CAPACITY, MATERIAL OR WORKMANSHIP OR AS TO PATENT INFRINGEMENT OR THE LIKE.  As between GKF and Medical Center, Medical Center shall bear all risks with respect to the foregoing warranties.  GKF shall not be liable for any direct, indirect and consequential losses or damages suffered by Medical Center or by any other person for, and Medical Center expressly waives any right to hold GKF liable hereunder for, any claims, demands and liabilities arising out of or in connection with the design or manufacture, possession or operation of the Equipment, including, without limitation, injury to persons or property resulting from the failure of, defective or faulty design, operation, condition, suitability or use of the Equipment.   All warranty or other similar claims with respect to the Equipment shall be made by Medical Center solely and exclusively against Elekta or any other manufacturers, suppliers or third parties, but shall in no event be asserted against GKF.  In this regard and with prior written approval of GKF, Medical Center may, in GKF’s name, but at Medical Center’s sole cost and expense, enforce all warranties, agreements or representations, if any, which may have been made by Elekta or manufacturers, suppliers or other third parties regarding the Equipment to GKF or Medical Center.  GKF shall not be responsible for the delivery, installation or operation of the Equipment or for any delay or inadequacy of any or all of the foregoing; provided, however, GKF shall use commercially reasonable efforts to cause Elekta to deliver the Equipment to the Site by the delivery date agreed upon by Medical Center and GKF (but which efforts shall not require GKF to initiate legal proceedings against Elekta and/or to terminate its purchase of the Equipment).  Nothing in this Section 16 shall reduce, eliminate or affect in any manner GKF’s obligation to properly maintain the Equipment in accordance with the terms hereof.

17.           Termination for Economic Justification.

17.1           By GKF.  Notwithstanding anything to the contrary contained in this Agreement, if, at any time after the initial twelve (12) months following the First Procedure Date, based upon the utilization of the Equipment and other factors considered relevant by GKF in the exercise of its reasonable discretion, within a reasonable period of time after GKF’s written request, Medical Center does not provide GKF with a reasonable economic justification to continue this Agreement and the utilization of the Equipment at the Site, then and in that event, but without waiving any or all of GKF’s rights or remedies under this Agreement, GKF shall have the option to terminate this Agreement by giving a written notice thereof to Medical Center not less than one hundred twenty (120) days prior to the effective date of the termination designated in GKF’s written notice.  Without limiting the generality of the foregoing, for purposes of this Section 17.1, with respect to GKF only, “reasonable economic justification to continue this Agreement” shall not be deemed to exist (and GKF shall have the option to terminate this Agreement) if, during the twelve (12) month period immediately preceding the issuance of GKF’s written notice of termination, the “Net Technical Component Collections” is negative.

17.2           By Medical Center.  If after the initial eighty-four (84) months following the First Procedure Date and following each subsequent twelve (12) month period thereafter during the Term, the Gamma Knife program does not provide Medical Center with a reasonable economic justification to continue providing Gamma Knife services, hereunder, then and in that event, on the date which is eighty-four (84) months after the Commencement Date and on each anniversary date thereafter during the Term of this Agreement, Medical Center shall have the option to terminate this Agreement upon the giving of not less than six (6) months’ prior written notice to GKF; provided that (a) Medical Center shall directly pay vendors and other third parties selected by GKF for all costs to remove the Equipment from the Medical Center, including the unloading of the Cobalt-60 sources; and (b) if, as of the effective date of termination, the Cobalt-60 source in the Equipment has previously been reloaded and/or any alterations, modifications or upgrades to the Equipment have previously been installed pursuant to Section 13 above at any time during the Term of this Agreement, then, on the effective date of such termination, Medical Center shall pay to GKF the unamortized cost (based on the remaining Term of this Agreement, as may be extended) of such Cobalt-60 reload, alterations, modifications and/or upgrades to the Equipment, as applicable.  For purposes of this Section 17.2, with respect to Medical Center only, “reasonable economic justification to continue this Agreement” shall not be deemed to exist (and Medical Center shall have the option to terminate this Agreement) only if (and for no other reason), during the twelve (12) month period immediately preceding the issuance of Medical Center’s written notice of termination, the *.  For the avoidance of doubt, Medical Center shall not have the right to terminate this Agreement for reasonable economic justification pursuant to this Section 17.2 for any reason other than as set forth in the immediately preceding sentence.

18.           Options to Extend Agreement.  As of the end of the Term, Medical Center shall have the option either to:

18.1           Extend the Term of this Agreement for an additional five (5) years upon the terms and conditions of this Agreement; or

        18.2       Terminate this Agreement as of the expiration of the Term.

Medical Center shall exercise one (1) of the two (2) options referred to above by giving an irrevocable written notice thereof to GKF at least twelve (12) months prior to the expiration of the initial Term.  Any such notice shall be sufficient if it states in substance that Medical Center elects to exercise its option and states which of the two (2) options referred to above Medical Center is exercising.  If Medical Center fails to exercise the option granted herein at least twelve (12) months prior to the expiration of the initial Term, the option shall lapse and this Agreement shall expire as of the end of the initial Term.

19.           Events of Default and Remedies.

19.1           Medical Center Event of Default.  The occurrence of any one of the following shall constitute an event of default under this Agreement (a “Medical Center Event of Default”):

19.1.1           Medical Center fails to pay any undisputed Lease Payment when due pursuant to Paragraph 8 above and such failure continues for a period of thirty (30) days after written notice thereof is given by GKF or its assignee to Medical Center; however, if Medical Center cures the Lease Payment default within the applicable thirty (30) day period, such default shall not constitute an Event of Default.

19.1.2           Medical Center attempts to remove, sell, transfer, encumber, assign, sublet or part with possession of the Equipment or any items thereof, except as expressly permitted herein.

19.1.3           Medical Center fails to observe or perform any of its material covenants, duties or obligations arising under this Agreement or the LGK Agreement and such failure continues for a period of thirty (30) days after written notice thereof by GKF to Medical Center; however, if Medical Center cures the default within the applicable thirty (30) day period or if the default reasonably requires more than thirty (30) days to cure, Medical Center commences to cure the default during the initial thirty (30) day period and Medical Center diligently completes the cure within sixty (60) days following the end of the thirty (30) day period, then, such default shall not constitute an Event of Default; provided that the foregoing cure periods shall not apply to a Medical Center Event of Default under Subsections 19.1.1 or 19.1.2.

19.1.4           Medical Center ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders shall take any action looking to its dissolution or liquidation.

19.1.5           Within sixty (60) days after the commencement of any proceedings against Medical Center seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment without Medical Center’s consent or acquiescence of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.

19.1.6           Medical Center is suspended or terminated from participation in the Medicare program.

19.2           GKF Event of Default.  The occurrence of any one of the following shall constitute a GKF event of default under this Agreement (a “GKF Event of Default”):

           19.2.1           GKF causes Medical Center’s quiet enjoyment and use of the Equipment pursuant to this Agreement to be materially interfered with, and GKF fails to cure such default within thirty (30) days after written notice thereof is given by Medical Center or its assignee to GKF; however, if GKF cures such default within the applicable thirty (30) day period, such default shall not constitute a GKF Event of Default; provided that Medical Center’s quiet enjoyment and use of the Equipment shall not be deemed to be materially interfered with if due to (i) a Medical Center Event of Default, (ii) the servicing, maintenance or repairs as contemplated in this Agreement, and/or (iii) the exercise of the Lender’s rights pursuant to Section 14 above (Financing of Equipment by GKF).

           19.2.2           GKF fails to pay or reimburse Medical Center for any marketing support monies payable by GKF to Medical Center pursuant to Section 7.1 of this Agreement and such  failure continues for a period of thirty (30) days after written notice thereof is given by Medical Center or its assignee to GKF; however, if GKF cures the default within the applicable thirty (30) day period, such default shall not constitute a GKF Event of Default.

           19.2.3           Subject to Section 12 above, GKF fails to either maintain the Equipment in good operating condition and repair as required by Section 12.1 hereof or maintain in full force and effect the Service Agreement or any other service or other agreements required to fulfill GKF’s obligation to repair and maintain the Equipment to the extent required under Section 12 above, and such failure continues for a period of thirty (30) days after written notice thereof is given by Medical Center or its assignee to GKF; however, if GKF cures the default within the applicable thirty (30) day period or if the default reasonably requires more than thirty (30) days to cure, GKF commences to cure the default during the initial thirty (30) day period and GKF diligently completes the cure within sixty (60) days following the end of the thirty (30) day period, such default shall not constitute a GKF Event of Default

           19.2.4           GKF fails to observe or perform any of its material covenants, duties or obligations arising under this Agreement and such failure continues for a period of thirty (30) days after written notice thereof by Medical Center to GKF; however, if GKF cures the default within the applicable thirty (30) day period or if the default reasonably requires more than thirty (30) days to cure, GKF commences to cure the default during the initial thirty (30) day period and GKF diligently completes the cure within sixty (60) days following the end of the thirty (30) day period, such default shall not constitute a GKF Event of Default; provided that the foregoing cure periods shall not apply to a GKF Event of Default under Subsections 19.2.1, 19.2.2, or 19.2.3.

           19.2.5           GKF ceases doing business as a going concern, makes an assignment for the benefit of creditors, admits in writing its inability to pay its debts as they become due, files a voluntary petition in bankruptcy, is adjudicated a bankrupt or an insolvent, files a petition seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar arrangement under any present or future statute, law or regulation or files an answer admitting the material allegations of a petition filed against it in any such proceeding, consents to or acquiesces in the appointment of a trustee, receiver, or liquidator of it or of all or any substantial part of its assets or properties, or it or its shareholders or members shall take any action looking to its dissolution or liquidation.

           19.2.6           Within sixty (60) days after the commencement of any proceedings against GKF seeking reorganization, arrangement, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, such proceedings shall not have been dismissed, or if within thirty (30) days after the appointment, without GKF’s consent or acquiescence, of any trustee, receiver or liquidator of it or of all or any substantial part of its assets and properties, such appointment shall not be vacated.

19.3           Upon the occurrence of a Medical Center Event of Default or a GKF Event of Default, the non-breaching party may at its option do any or all of the following:

19.3.1           Upon the occurrence of any GKF Event of Default, by written notice to GKF, Medical Center may at its option immediately terminate this Agreement as to the Equipment, wherever situated, but only upon the occurrence of a GKF Event of Default under Subsections 19.2.1, 19.2.2 and/or 19.2.3.  As a result of such termination, GFK shall, if Medical Center at its option and upon written notice to GKF demands, immediately enter upon the Site and remove the Equipment at GKF’s sole cost and expense.  For the avoidance of doubt, Medical Center shall not have the right to terminate this Agreement by reason of a GKF Event of Default, other than due to the occurrence of a GKF Event of Default under Subsections 19.2.1, 19.2.2 and/or 19.2.3.  GKF shall remain fully liable for all damages as may be provided by law and for all costs and expenses incurred by Medical Center on account of any GKF Event of Default, including but not limited to, all court costs and reasonable attorneys’ fees.

           19.3.2           Upon the occurrence of any Medical Center Event of Default, GKF may at its option do any or all of the following:

(A)           By written notice to Medical Center, immediately terminate this Agreement as to the Equipment, wherever situated.  As a result of the termination, GKF may enter upon the Site and remove the Equipment and any improvements made by GKF to the Site without liability of any kind or nature for so doing or GKF may demand that Medical Center remove and return the Equipment and such improvements to GKF, all at Medical Center’s sole cost and expense.

(B)           Upon the occurrence of any of the Medical Center Events of Default as set forth in Subsections 19.1.1, 19.1.2, 19.1.6 and/or noncompliance with Sections 10.1 and/or 10.4 above (which noncompliance with Sections 10.1 and/or 10.4 has not been cured within the periods set forth in Section 19.1.3 above) (collectively, the “Medical Center Termination Defaults”), recover from Medical Center as liquidated damages for the loss of the bargain represented by this Agreement and not as a penalty an amount equal to the present value of the unpaid estimated future Lease Payments to be made by Medical Center to GKF through the end of the Term discounted at the rate of nine percent (9%), which liquidated damages, together with any past due Lease Payments and/or GKF Direct Operating Expenses and interest thereon as set forth herein, shall become immediately due and payable.  The unpaid estimated future lease payments shall be based on the prior twelve (12) months Lease Payments made by Medical Center to GKF hereunder with an annual three (3%) percent increase thereof through the end of the Term.  Medical Center and GKF acknowledge that the liquidated damages formula set forth in this Section constitutes a reasonable method to calculate GKF's damages resulting from a Medical Center Termination Default under the circumstances existing as of the date of this Agreement.  For the avoidance of doubt, GKF shall not have the right to recover liquidated damages by reason of a Medical Center Event of Default, other than due to the occurrence of any Medical Center Termination Default.

(C)           Sell, dispose of, hold, use or lease the Equipment or any improvements made by GKF to the Site, as GKF in its sole and absolute discretion may determine, provided GKF shall not have the right to lease the Equipment at the Site (and GKF shall not be obligated to give preference to the sale, lease or other disposition of the Equipment or improvements over the sale, lease or other disposition of similar Equipment or improvements owned or leased by GKF).

(D)           Exercise any other right or remedy which may be available to GKF under the Uniform Commercial Code or any other applicable law or proceed by appropriate court action, without affecting GKF’s title or right to possession of the Equipment or improvements, to enforce the terms hereof or to recover damages for the breach hereof or to cancel this Agreement as to the Equipment.

In addition to the foregoing remedies, Medical Center shall be liable to GKF for all reasonable costs and expenses incurred by GKF as a result of any Medical Center Event of Default or the exercise of GKF’s remedies.

19.4           Upon termination of this Agreement or the exercise of any other rights or remedies under this Agreement or available under applicable law following a Medical Center Event of Default, Medical Center shall, without further request or demand, pay to GKF all Lease Payments, GKF Direct Operating Expenses and other sums then owing under this Agreement.  In the event that Medical Center shall pay the liquidated damages referred to in Section 19.3.2(B) above to GKF, GKF shall pay to Medical Center promptly after receipt thereof all rentals or proceeds received from the reletting or sale of the Equipment during the balance of the initial Term (after deduction of all costs and expenses, including reasonable attorneys fees and costs, incurred by GKF as a result of the Medical Center Termination Default), said amount never to exceed the amount of the liquidated damages paid by Medical Center.  However, Medical Center acknowledges that GKF shall have no obligation to sell the Equipment.  Medical Center shall in any event remain fully liable for all damages as may be provided by law and for all costs and expenses incurred by GKF on account of such Medical Center Event of Default, including but not limited to, all court costs and reasonable attorneys’ fees.

19.5           Subject to Section 19.3.1 above (regarding limitations on the right to terminate this Agreement), the rights and remedies afforded a non-defaulting party under this Agreement shall be deemed cumulative and not exclusive, and shall be in addition to any other rights or remedies available to the non-defaulting party provided by law or in equity.  The provisions of this Section 19 shall survive the termination or expiration of this Agreement.

20.           Removal of Equipment.  Upon expiration of the Term, GKF, at its cost and expense, shall remove the Equipment from the Site not more than one hundred (120) days following the last day of the Term.  GKF shall repair any material damage to the Site caused by such removal, it being understood that GKF shall not be obligated to restore the Site to its original condition at the time the Equipment was installed.

21.           Insurance.

21.1           During the Term, GKF shall, at its cost and expense, purchase and maintain in effect an all risk property and casualty insurance policy covering the Equipment.  The all risk property and casualty insurance policy shall be for an amount not less than the replacement cost of the Equipment.  The all risk property and casualty insurance policy maintained by GKF shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by GKF to Medical Center upon request following the commencement of this Agreement and as of each annual renewal of such policy during the Term.

21.2           During the term, GKF shall maintain general liability insurance with respect to the Equipment in an amount not less than One Million Dollars ($1,000,000) per occurrence and Five Million Dollars ($5,000,000) annual aggregate.  Such policy shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by GKF to Medical Center no later than the First Procedure Date and as of each annual renewal of such policy during the term.

21.3           During the Term, Medical Center shall, at its cost and expense, purchase and maintain in effect general and professional liability insurance covering the use or operation of the Equipment by Medical Center’s employees and agents.  The general and professional liability insurance policies shall each provide coverage in amounts not less than One Million Dollars ($1,000,000.00) per occurrence and One and Five Million Dollars ($5,000,000.00) annual aggregate.  GKF shall be named as additional insured party on the general liability and professional liability insurance policies to be maintained hereunder by Medical Center.  The policies to be maintained by Medical Center hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by Medical Center to GKF no later than the First Procedure Date and as of each annual renewal of such policies during the Term.  Medical Center shall require any physicians using the equipment to show evidence of professional liability insurance consistent with Medical Center’s Medical Staff Bylaws.

21.4           During the construction of the Site and prior to the First Procedure Date, Medical Center, at its cost and expense, shall purchase and maintain a general liability insurance policy which conforms with the coverage amounts and other requirements described in Section 21.2 above and which names GKF as an additional insured party.  The policy to be maintained by Medical Center hereunder shall be evidenced by a certificate of insurance or other reasonable documentation which shall be delivered by Medical Center to GKF prior to the commencement of any construction at the Site.

21.5           During the Term, Medical Center shall purchase and maintain all workers compensation insurance to the maximum extent required by applicable law.

22.           Indemnification.

           22.1           Medical Center shall indemnify, defend, protect and hold GKF and its members, managers, officers, employees, agents and contractors (collectively “GKF”) harmless from and against all losses, claims, damages, liabilities, assessments, deficiencies, actions, proceedings, orders, judgments, liens, costs and other expenses (including reasonable attorney’s fees) of any nature or kind whatsoever asserted against or incurred by GKF (collectively “Damages”) which in any manner arise out of or relate to (a) the failure by Medical Center to fully perform, observe or satisfy its covenants, duties, warranties or obligations contained in this Agreement; (b) the negligent or wrongful use and operation of the Equipment during the Term by Medical Center, its agents, officers, physicians, employees or contractors; (c) the design, construction and preparation of the Site by Medical Center or any of its officers, directors, agents, contractors (or their subcontractors), or employees, or the maintenance of the Site during the Term by Medical Center or any of its officers, directors, agents, contractors (or their subcontractors), or employees, including, without limitation, defects arising out of materials or parts provided, modified or designed by or on behalf of Medical Center for or with respect to the Site; provided that Medical Center’s obligation to indemnify for the design, construction and preparation of the Site shall not apply with respect to those portions of the Site that are specifically addressed by the Site Planning Criteria so long as such portions of the Site are constructed by Medical Center in compliance in all material respects with the Site Planning Criteria and all applicable federal, state and local laws, rules and regulations; (d) Damages to the Equipment from the defective, faulty or improper design, construction or preparation of the Site (resulting from noncompliance with the Site Planning Criteria and/or any applicable federal, state and local laws, rules and regulations or otherwise), or the negligent or wrongful installation and positioning of the Equipment by Medical Center or any of its officers, directors, agents, contractors (or their subcontractors), or employees; (e) Damages to the Equipment (including any Damages arising out of or related to violations by Medical Center, its agents, officers, physicians, employees or contractors of the Service Agreement) caused by the negligent, intentional or wrongful acts or omissions of Medical Center, its agents, officers, physicians, employees or contractors (if the Equipment is destroyed or rendered unusable, subject to Section 22.7 below, this indemnity shall extend up to (but not exceed) the full replacement value of the Equipment at the time of its destruction less salvage value, if any); and (f) any other matters for which Medical Center has specifically agreed to indemnify GKF pursuant to this Agreement.

           22.2           GKF shall be liable for and shall indemnify, defend, protect and hold Medical Center and its directors, members, managers, officers, employees, agents and contractors (“collectively, “Medical Center”) harmless from and against all losses, claims, damages, liabilities, assessments, deficiencies, actions, proceedings, orders, judgments, liens, costs and other expenses (including reasonable attorney’s fees) of any nature or kind whatsoever asserted against or incurred by Medical Center (collectively “Damages”) which in any manner arise out of or relate to (a) the failure by GKF to fully perform, observe or satisfy its covenants, duties or obligations contained in this Agreement; (b) the failure by GKF to maintain the Equipment as provided in this Agreement; and (c) any other matters for which GKF has specifically agreed to indemnify Medical Center pursuant to this Agreement; provided that, if the Equipment is destroyed or rendered unusable, then, subject to Section 22.7 below, this indemnity shall extend up to (but not exceed) the full replacement value of the Equipment at the time of its destruction less salvage value, if any).

           22.3           Upon the occurrence of an event for which GKF or Medical Center is entitled to indemnification under this Agreement (“Indemnitee”), such party shall give written notice thereof to the other party setting forth the type and amount of Damages.  If the indemnity relates to a Third Party Claim (as defined in Section 22.4 below), the matter shall be subject to Section 22.4 below.  If the indemnity relates to any Damages other than a Third Party Claim, not more than thirty (30) days after written notice is given, the indemnifying party shall acknowledge its obligation in writing to the Indemnitee to indemnify hereunder and pay the Damages in full to the Indemnitee.

           22.4           GKF or Medical Center, as Indemnitee, shall give written notice to the other party as Indemnitor as soon as reasonably possible after the Indemnitee has knowledge of any third party claim or legal proceedings (“Third Party Claim”) for which Indemnitee is entitled to indemnification under this Section 22.  Indemnitor shall (a) immediately assume, at its sole cost and expense, the defense of the Third Party Claim with legal counsel approved by the Indemnitee (which approval will not be unreasonably withheld, delayed or conditioned), and (b) as soon as reasonably possible after Indemnitee’s written notice is given to the Indemnitor, acknowledge in writing to Indemnitee its obligation to indemnify Indemnitee in accordance with the terms of this Agreement.  If either party as the Indemnitor fails to assume the defense of a Third Party Claim or fails to timely acknowledge in writing its obligation to indemnify Indemnitee, then, Indemnitee may assume the defense of the Third Party Claim in the manner described in Section 22.5 below.  Each party shall cooperate with the other in the defense of any Third Party Claim.  Any settlement or compromise of a Third Party Claim to which either party is a party shall be subject to the express written approval of the other party, which approval shall not be unreasonably withheld, delayed or conditioned as long as an unconditional term of the settlement or compromise is the full and absolute release of the Indemnitee from all Damages arising out of the Third Party Claim.  Either party as Indemnitee, at its own cost and expense, may participate on its own behalf with legal counsel of its own selection in the defense of any Third Party Claim which may have a material impact on it.

           22.5           If either party having the obligation as Indemnitor fails to promptly assume the defense of any Third Party Claim, the Indemnitee may assume the defense of the Third Party Claim with legal counsel selected by the Indemnitee, all at Indemnitor’s cost and expense.  The defense of an action by an Indemnitee under this Section 22.5 shall not impair, limit or otherwise restrict Indemnitor’s indemnification obligations arising under this Section 22 or Indemnitee’s right to enforce such obligations.

           22.6           The indemnity obligations under this Section 22 shall survive the termination of this Lease with respect to events occurring during or relating to the Term (as may be renewed or extended).  Any indemnification obligation shall be in proportion to the amount of responsibility found attributable to the Indemnitor.

           22.7           The indemnification obligations set forth in this Agreement are intended to supplement, and not supersede, supplant or replace, any coverage for Damages which may be available under any insurance policies that may be maintained by GKF or Medical Center.  In the event any Damages may be covered by insurance policies, the parties shall exercise good faith and use their commercially reasonable efforts to obtain the benefits of and apply the available insurance coverage to the Damages subject to indemnification under this Agreement.  In the event that an insurer provides coverage under an insurance policy on the basis of a “reservation of rights”, the indemnification obligations under this Agreement shall apply to all Damages which are finally determined as not being covered under the insurance policy.

23.           Restrictive Covenant.

           23.1           Restrictive Covenant Applicable to GKF.  During the term of this Agreement and for a period of * years following the termination of this Agreement (a) by GKF pursuant to Section 17.1 above (Termination by GKF for Economic Justification), or (b) by Medical Center pursuant to Section 19.3.1 above, neither GKF nor any entity that controls, is controlled by or under common control with GKF or otherwise affiliated with GKF (excluding Elekta and its affiliates) shall, directly or indirectly (including, without limitation, by or through an entity in which it may be a sole proprietor, partner, member, shareholder, manager, independent contractor, joint venturer) or in any other manner lease or otherwise provide any item or items of equipment to perform Procedures, to any individual, organization or entity operating in any of the following Tennessee counties:  Knox, Anderson, Sevier, Roane, Loudon, Blount, Jefferson and/or Hamblen (the “Covenant Health Services Area”).  For the avoidance of doubt, the foregoing restrictive covenant shall not apply to GKF following the termination or expiration of this Agreement unless such termination or expiration was pursuant to clause (a) or (b) of this Section 23.1.

           23.2           Noncompetition Covenant Applicable to Medical Center.  During the term of this Agreement and for a period of * years following the termination of this Agreement (a) by Medical Center pursuant to Section 17.2 above (Termination by Medical Center for Economic Justification), or (b) by GKF by reason of a Medical Center Event of Default (the "Medical Center Restrictive Period"), neither Medical Center nor any entity that controls, is controlled by or under common control with Medical Center or otherwise affiliated with Medical Center shall, directly or indirectly (including, without limitation, by or through an entity in which it may be a sole proprietor, partner, member, shareholder, manager, independent contractor, joint venturer) or in any other manner own, purchase, lease, operate or otherwise acquire any item or items of equipment to perform Procedures within any part or all of the Covenant Health Services Area.  For the avoidance of doubt, the foregoing restrictive covenant shall not apply to Medical Center following the termination or expiration of this Agreement unless such termination or expiration was pursuant to clause (a) or (b) of this Section 23.2.

           23.3           Coverage of Covenants.  If the duration or territorial limitations contained in this Section 23 is deemed overly broad or unenforceable by a court of competent jurisdiction, the covenants shall nevertheless remain in full force and effect subject to such reduced duration or territorial limitation as such court shall deem reasonable under the circumstances.  All of the terms and provisions of this Section 23 including, without limitation, the restrictive covenants set forth below shall survive the termination or expiration of this Agreement.

           23.4           Injunctive Relief.  GKF and Medical Center acknowledge that the covenants and restrictions set forth in this Section 23, (i) are necessary, fundamental and required for the protection of GKF and Medical Center, and (ii) related to matters which are of a unique value to GKF and Medical Center. A breach of any such covenants and restrictions would result in irreparable harm and damage to GKF and Medical Center which would not be adequately compensated by monetary damages. Accordingly, in addition to all other remedies that may be available at law or in equity, GKF and Medical Center shall be entitled to the immediate remedy of a temporary restraining order or preliminary injunction and such other form of temporary or permanent injunctive or equitable relief as may be issued by a court of competent jurisdiction to restrain or enjoin a breach of all or any portion of these covenants and restrictions or to specifically enforce the provisions hereof.

           24.           Representation regarding Physician Ownership.  GKF represents and warrants that as of the beginning of the term of this Agreement, no equity interest in GKF is owned by any physician residing in the Covenant Health Service Area (as defined in Section 23) or, to GKF’s knowledge without investigation or inquiry, an immediate family member (as defined in 42 C.F.R. § 411.351) of such physician and, if any such physician or immediate family member acquires an equity interest in GKF during the term of this Agreement, GKF shall promptly notify Medical Center in writing.

25.           Miscellaneous.

25.1           Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Neither party shall assign this Agreement nor any of its respective rights hereunder and Medical Center shall not sublease the Equipment without the prior written consent of the other party, which consent shall not be unreasonably withheld.  An assignment or sublease shall not relieve the assigning party or sublessor of any liability for performance of this Agreement during the remainder of the Term.  Any purported assignment or sublease made without the other party’s prior written consent shall be null, void and of no force or effect.

25.2           Agreement to Perform Necessary Acts.  Each party agrees to perform any further acts and execute and deliver any further documents which may be reasonably necessary or otherwise reasonably required to carry out the provisions of this Agreement.

25.3           Validity.

25.3.1           If for any reason any clause or provision of this Agreement, or the application of any such clause or provision in a particular context or to a particular situation, circumstance or person, should be held unenforceable, invalid or in violation of law by any court or other tribunal of competent jurisdiction, then the application of such clause or provision in contexts or to situations, circumstances or persons other than that in or to which it is held unenforceable, invalid or in violation of law shall not be affected thereby, and the remaining clauses and provisions hereof shall nevertheless remain in full force and effect.

25.3.2           Subject to the foregoing Section 25.3.1, in the event that two (2) independent legal counsel specializing in healthcare law (collectively, the “Independent Legal Counsel”), who are resident in states other than Tennessee and California each issue separate written legal opinions addressed to both of the parties stating that there is a substantial probability or substantial likelihood that, under any federal, state or local law or regulation currently existing or hereinafter enacted, or any final or non-appealable construction or interpretation of such law or regulation or enforcement of such laws or regulations which hereinafter occurs, the material terms or existence of this Agreement (a) are illegal or would disqualify a party from participating or providing services in the Medicare/Medicaid or other governmental reimbursement programs, or would result in the imposition by governmental authorities of substantial civil money penalties; or (b) would subject Medical Center to the loss of its tax exempt status, or subject Medical Center or any officer, director or employee thereof to any excise tax under Section 4958 of the Internal Revenue Code or the Treasury Regulations issued thereunder, or would result in the loss of tax exempt status of Medical Center’s tax exempt bonds (collectively, a “Governmental Action”), then, the parties mutually agree to use their best efforts to enter into a modification of this Agreement to make substantial performance of this Agreement possible, legal or to avoid the Governmental Action (and taking into account, if applicable, the “Appraisal,” as defined below); provided that (i) the parties acknowledge that, as of the date of this Agreement, under their current interpretation of the term “management contract” (as defined in IRS Revenue Procedure 97-13), this Agreement does not constitute a management contract; however, if this Agreement is submitted to the Independent Legal Counsel pursuant to the terms of this Section 25.3.2, such Independent Legal Counsel shall not be bound by such interpretation; (ii) for purposes of rendering the legal opinions, (A) any determination of the extent of private business use related to this Agreement shall only take into account, and be limited to, the private business use existing as of the date of this Agreement (as described in clause (B) below, and taking into account any subsequent decrease or termination thereof), plus the Site pursuant to this Agreement (but only if the Site and this Agreement constitute a private business use) (collectively, the “Existing Private Use”), and shall not be aggregated with any expansion of any Existing Private Use subsequent to the date of this Agreement (which expansion does not relate to the Site and this Agreement) and/or any private business uses that are unrelated to the Existing Private Use, (B) Medical Center represents and warrants that the only private business use existing as of the date of this Agreement (without including the Site pursuant to this Agreement) is the lease by Medical Center to Select Specialty Hospital of 36 long term acute care beds on the North 4th floor of the Medical Center, and that such private business use, together with the Site pursuant to this Agreement, would not subject Medical Center to the loss of its tax exempt status or result in the loss of tax exempt status of Medical Center’s tax exempt bonds, and (C) prior to rendering an opinion, Independent Legal Counsel shall consider obtaining a private letter ruling from the IRS for guidance; (iii) if the Independent Legal Counsel each determine in writing that no modification of this Agreement would make substantial performance of this Agreement possible, legal or would avoid the Governmental Action, then, either party shall thereafter have the right to terminate this Agreement; and (iv) if GKF would not be able to generate a reasonable economic return following such modification, as determined by GKF in its sole judgment (and taking into account the payment of damages by Medical Center as provided below in this Section), then, GKF shall thereafter have the right to terminate this Agreement.  The foregoing notwithstanding, a Governmental Action that is solely or materially the result of an action or omission by Medical Center or its agents, officers, physicians, employees or contractors (other than GKF) that is beyond the scope of this Agreement or that constitutes a breach of this Agreement shall not give rise to a right by Medical Center to terminate this Agreement pursuant to this Section 25.3.2, and in such event, (1) if the parties have agreed to modify this Agreement, then, as a condition of such modification, Medical Center shall be liable to GKF for, and shall promptly pay to GKF upon demand, any and all actual damages incurred or reasonably expected to be incurred by GKF as a result of any such acts or omissions by Medical Center; or (2) if GKF elects in its sole discretion to terminate this Agreement pursuant to clause (iii) or (iv) of the immediately preceding sentence, then, GKF shall be entitled to recover liquidated damages from Medical Center and exercise any other remedies as if a Medical Center Termination Default had occurred.  In the event of any such termination, neither party shall have any further obligations under this Agreement except for those accruing to the date of termination and those obligations surviving the date of termination as provided hereunder.  If this Agreement has not been terminated pursuant to the immediately preceding sentence, then, this Agreement shall remain in full force and effect and the parties shall continue to negotiate in good faith to modify this Agreement as described above in this Section.

25.3.3           Each party shall select one of the two Independent Legal Counsel to render the aforementioned opinions. All costs and expenses of the Independent Legal Counsel and the appraisers (if any, as described below) will be borne by the party initiating the request unless the determination is made by both Independent Legal Counsel that that the performance of this Agreement will result in a Governmental Action, in which event, such costs and expenses shall be shared equally between the parties.  In the event that the two Independent Legal Counsel render conflicting opinions, they will each confer in good faith with the other to discuss reconciling any differences in assumptions or other factors taken into consideration in rendering their opinions.  If, after ten (10) business days, such conflicting opinions remain, then, either the parties hereto shall decide upon a third attorney who meets the above qualifications or shall instruct the Independent Legal Counsel to select a third attorney specializing in healthcare law to review and render an opinion, which opinion by such third attorney shall be binding on both parties.  Under the circumstance of having to select a third attorney, the costs of the Independent Legal Counsel shall be borne by the party selecting such counsel and the costs of the third attorney shall be borne equally by the parties.

25.3.4           In furtherance of this Section 25.3, if an appraisal is needed by the Independent Legal Counsel for the sole purpose of determining whether the Lease Payments exceed fair market value, then, the initiating party may obtain an appraisal of the value of the Lease Payments performed by a qualified independent appraiser who shall have not less than ten (10) years’ experience in appraising the value of healthcare equipment and businesses; provided that, (a) if the non-initiating party believes that the appraisal is incorrect by more than five percent (5%), then, such non-initiating party shall have the right to obtain another appraisal from another qualified independent appraiser who shall have the same qualifications set forth above; and (b) the valuation shall be deemed to be the average of the two appraisals so long as the two valuations are within fifteen percent (15%) of each other.  Should the two valuations not be within fifteen percent (15%) of each other, then, the two appraisers shall mutually select a third appraiser who shall have the same qualifications set forth above.  Following the valuation by the third appraiser, the two valuations that are closest to each other will be averaged to determine the value of the Lease Payments.

25.4           Attorney’s Fees and Costs.  In the event of any action, arbitration or other proceedings between or among the parties hereto with respect to this Agreement, the non prevailing party or parties to such action, arbitration or proceedings shall pay to the prevailing party or parties all costs and expenses, including reasonable attorneys' fees, incurred in the defense or prosecution thereof by the prevailing party or parties.  The party which is a "prevailing party" shall be determined by the arbitrator(s) or judge(s) hearing the matter and shall be the party who is entitled to recover his, her or its costs of suit, whether or not the matter proceeds to a final judgment, decree or determination.  A party not entitled to recover his, her or its costs of suit shall not recover attorneys' fees.  If a prevailing party or parties shall recover a decision, decree or judgment in any action, arbitration or proceeding, the costs and expenses awarded to such party may be included in and as part of such decision, decree or judgment.

25.5           Entire Agreement; Amendment.  This Agreement together with the Exhibits attached hereto constitutes the full and complete agreement and understanding between the parties hereto concerning the subject matter hereof and shall supersede any and all prior written and oral agreements with regard to such subject matter.  This Agreement may be modified or amended only by a written instrument executed by all of the parties hereto.

25.6           Number and Gender.  Words in the singular shall include the plural, and words in a particular gender shall include either or both additional genders, when the context in which such words are used indicates that such is the intent.

25.7           Effect of Headings.  The titles or headings of the various paragraphs hereof are intended solely for convenience or reference and are not intended and shall not be deemed to modify, explain or place any construction upon any of the provisions of this Agreement.

25.8           Counterparts.  This Agreement may be executed in one or more counterparts by the parties hereto.  All counterparts shall be construed together and shall constitute one agreement.

25.9           Governing Law.  This Agreement shall be interpreted and enforced in accordance with the internal laws, and not the law of conflicts, of the State of Tennessee applicable to agreements made and to be performed in that State.

25.10           Exhibits.  All exhibits attached hereto and referred to in this Agreement are hereby incorporated by reference herein as though fully set forth at length.

25.11           Ambiguities.  The general rule that ambiguities are to be construed against the drafter shall not apply to this Agreement.  In the event that any provision of this Agreement is found to be ambiguous, each party shall have an opportunity to present evidence as to the actual intent of the parties with respect to such ambiguous provision.

25.12           Representations.  Each of the parties hereto represents (a) that no representation or promise not expressly contained in this Agreement has been made by any other party hereto or by any of its agents, employees, representatives or attorneys; (b) that this Agreement is not being entered into on the basis of, or in reliance on, any promise or representation by such other party or individual, expressed or implied, other than such as are set forth expressly in this Agreement; (c) that it has been represented by counsel of its own choice in this matter or has affirmatively elected not to be represented by counsel; (d) it is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (e) it has full power and authority to execute, deliver and perform this Agreement, and (f) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate or other similar action.

25.13           Non-Waiver.  No failure or delay by a party to insist upon the strict performance of any term, condition, covenant or agreement of this Agreement, or to exercise any right, power or remedy hereunder or under law or consequent upon a breach hereof or thereof shall constitute a waiver of any such term, condition, covenant, agreement, right, power or remedy or of any such breach or preclude such party from exercising any such right, power or remedy at any later time or times.

25.14           Notices.  All notices, requests, demands or other communications required or permitted to be given under this Agreement shall be in writing and shall be delivered to the party to whom notice is to be given either (a) by personal delivery (in which case such notice shall be deemed to have been duly given on the date of delivery), (b) by next business day air courier service (e.g., Federal Express or other similar service) (in which case such notice shall be deemed given on the business day following deposit with the air courier service), or (c) by United States mail, first class, postage prepaid, registered or certified, return receipt requested (in which case such notice shall be deemed given on the third (3rd) day following the date of mailing), and properly addressed as follows:

To GKF:	Craig K. Tagawa
Chief Executive Officer
GK Financing, LLC
Four Embarcadero Center,-Suite 3700
San Francisco, CA 94111

To Medical Center:	Keith N. Altshuler, FACHE
President & CAO
Fort Sanders Regional Medical Center
1901 Clinch Avenue
Knoxville, TN 37916-2307

A party to this Agreement may change his, her or its address for purposes of this Section by giving written notice to the other parties in the manner specified herein.

25.15           Special Provisions Respecting Medicare and Medicaid Patients

25.15.1                      Medical Center and GKF shall generate such records and make such disclosures as may be required, from time to time, by the Medicare, Medicaid and other third party payment programs with respect to this Agreement in order to meet all requirements for participation and payment associated with such programs, including but not limited to the matters covered by Section 1861(v)(1)(I) of the Social Security Act.

25.15.2                      For the purpose of compliance with Section 1861(v)(1)(I) of the Social Security Act, as amended, and any regulations promulgated pursuant thereto, both parties agree to comply with the following statutory requirements (a) Until the expiration of four (4) years after the termination of this Agreement, both parties shall make available, upon written request to the Secretary of Health and Human Services or, upon request, to the Comptroller General of the United States, or any of their duly authorized representatives, the contract, and books, documents and records of such party that are necessary to certify the nature and extent of such costs, and (b) if either party carries out any of the duties of the contract through a subcontract with a value or cost of $10,000 or more over a twelve month period, with a related organization, such subcontract shall contain a clause to the effect that until the expiration of four (4) years after the furnishing of such services pursuant to such subcontract, the related organization shall make available, upon written request to the Secretary, or upon request to the Comptroller General, or any of their duly authorized representatives the subcontract, and books, documents and records of such organization that are necessary to verify the nature and extent of such costs.

25.16           Force Majeure.  Failure to perform by either party will be excused in the event of any delay or inability to perform its duties under this Agreement directly or indirectly caused by conditions beyond its reasonable control, including, without limitation, fires, floods, earthquakes, snow, ice, disasters, acts of God, accidents, riots, wars, operation of law, strikes, governmental action or regulations, shortages of labor, fuel, power, materials, manufacturer delays or transportation problems.  Notwithstanding the foregoing, all parties shall make good faith efforts to perform under this Agreement in the event of any such circumstance.  Further, once such an event is resolved, the parties shall again perform their respective obligations under this Agreement.  For the avoidance of doubt and without limitation, none of the following events shall be deemed to constitute a force majeure event under this Section and/or excuse or delay a party’s performance under this Agreement:  (i) any reductions or other changes to reimbursement amounts and/or payment methodology(ies) pertaining to any third party payors or governmental programs, including, without limitation, Medicare, Medicaid, any other federal or state programs, and/or any commercial payors; and/or (ii) the closure of Medical Center or any department thereof due to the loss of any licensure, permits, exemption, accreditation or CON status, or due to economic circumstances or losses.

25.18           Article 2A Notice.  The parties agree that this Agreement is and shall be treated and interpreted as a "finance lease," as such term is defined in Article 2A of the Uniform Commercial Code, that GKF shall be treated as a finance lessor who is entitled to the benefits and releases from liability accorded to a finance lessor under the Uniform Commercial Code.  In furtherance of the foregoing, Medical Center acknowledges that, before signing this Agreement, GKF has informed Medical Center in writing (a) that Elekta is the person supplying the Equipment to GKF, (b) that Medical Center is entitled under the Uniform Commercial Code to the promises and warranties, including those of any third party, provided to GKF by Elekta which is the person supplying the goods in connection with or as part of the contract by which GKF acquired the Equipment or the right to possession and use of the Equipment, and (c) that Medical Center may communicate with Elekta which is the person supplying the Equipment to GKF, and receive an accurate and complete statement of those promises and warranties, including any disclaimers and limitations of them or of remedies.  Medical Center also acknowledges that Medical Center has selected Elekta to supply the Equipment and has directed GKF to acquire the Equipment or the right to possession and use of the Equipment from Elekta.

25.17           Independent Contractor Status.  With respect to the performance of the duties and obligations arising under this Agreement, nothing in this Agreement is intended nor shall be construed to create a partnership, an employer/employee relationship, a joint venture relationship, or a lease or landlord/tenant relationship between GKF and Medical Center.  GKF acknowledges that physicians practicing at Medical Center are not employees or agents of Medical Center, but independent community practitioners.

25.18           Termination of Baptist Lease.  Notwithstanding the execution and delivery of this Agreement by the parties, this Agreement shall not become effective until the termination of that certain Equipment Lease Agreement dated August 7, 2003, as amended, between GKF and Baptist Hospital of East Tennessee, immediately following which termination, this Agreement shall become effective.  GKF shall inform Medical Center in writing upon the occurrence of such termination and the effective date of this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first set forth above.

“GKF” GK FINANCING, LLC, a California limited liability company By: /s/ Ernest A. Bates, M.D. Ernest A. Bates, M.D. Policy Committee Member	“MEDICAL CENTER” FORT SAUNDERS REGIONAL MEDICAL CENTER, a Tennessee not for profit corporation By: /s/ Keith N. Altshuler, FACHE Keith N. Althshuler, FACHE President & Chief Administrative Officer

Exhibit A

LGK AGREEMENT

Exhibit 8.2

MEDICAL CENTER’S AND GKF’S DIRECT OPERATING EXPENSES

Equipment Maintenance	*	*
Equipment Insurance	*	*
Equipment Personal Property Tax	*	*
Marketing Costs	*	*
Facility Space	*	*
Registered Nurse	*	*
Physicist	*	*
Clinical Coordinator	*	*
Recovery Room	*	*
MRI Procedure with Contrast	*	*
MRI Procedure without Contrast	*	*
CT Procedure with Contrast	*	*
CT Procedure without Contrast	*	*
Angiography Procedure	*	*
Medical Director Fee	*	*
Billing and Collection Fee	*	*

On each anniversary of the first procedure date, Medical Center and/or GKF may adjust these cost components up or down, which increases or decreases shall directly correlate to increases or decreases in Medical Centers and GKF’s direct cost (excluding administrative or overhead expenses) supported by documentation reasonably satisfactory to the other party, except that increases for Facility Space shall be limited to two percent (2%) annually or the annual increase to the CPI index from the immediately preceding year, whichever is greater.

Any other billable Medical Center services (i.e., medical supplies, lab tests, office supplies, etc.) necessary to perform a Gamma Knife procedure not expressly set forth in this exhibit will be reimbursed to Medical Center at Medical Center’s costs (excluding administrative or overhead expenses).